Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Adams Resources & Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-224916) on Form S-8 of Adams Resources & Energy, Inc. of our reports dated March 6, 2020, with respect to the consolidated balance sheets of Adams Resources & Energy, Inc. as of December 31, 2019, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Adams Resources & Energy, Inc.

/s/ KPMG LLP

Houston, Texas
March 6, 2020